Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 247 to Registration Statement No. 002-41839 on Form N-1A of our report dated March 14, 2014 relating to the financial statements and financial highlights of Fidelity Tax-Free Bond Fund, and our report dated March 18, 2014 relating to the financial statements and financial highlights of Fidelity Series 1000 Value Index Fund, each a fund of Fidelity Salem Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Salem Street Trust for the year or period ended January 31, 2014, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

Deloitte & Touche LLP
/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 28, 2014